Exhibit 99.2

American Eagle Outfitters, Inc.

First Quarter 2020 Earnings

Conference Call Transcript June 3, 2020

Operator: Greetings, and welcome to the American Eagle Outfitters First Quarter 2020 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

I’d now like to turn the conference over to your host, Judy Meehan. Thank you. You may begin.

Judy Meehan - American Eagle Outfitters Inc. – VP, IR: Good morning, everyone. Joining me today for our prepared remarks are Jay Schottenstein, Chief Executive Officer, Michael Rempell, Chief Operating Officer; and Mike Mathias, Chief Financial Officer. In addition, Chad Kessler, AE Global Brand President; and Jen Foyle, Aerie Global Brand President, will be available during the question-and-answer session.

Before we begin today’s call, I need to remind you that we will make certain forward-looking statements. These statements are based upon information that represents the company’s current expectations or beliefs. The results actually realized may differ materially based on risk factors included in our SEC filings. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Also, please note that during this call and in the accompanying press release, certain financial metrics are presented on both the GAAP and non-GAAP adjusted basis. Reconciliations of adjusted results to the GAAP results are available in the tables attached to the earnings release, which is posted on our corporate website at www.aeo-inc.com in the Investor Relations section. Here, you can also find the first quarter investor presentation. And now, I’d like to turn the call over to Jay.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Thanks, Judy, and good morning. Thank you for joining us today. I hope all of you are well and staying safe. Since the last time we spoke to you, COVID-19 has dramatically changed the world and our business.

I’d like to start by saying how incredibly proud I am of our entire AEO family. The team has demonstrated extraordinary leadership, collaboration and humanity. Their commitment and agility have enabled us to take quick decisive actions, while fueling our business and strong online demand. As we begin to manage through the crisis, our priorities immediately shifted to protecting our people and our business, focusing on liquidity and near-term cash flow and preparing AEO for a new future.

Our number one priority has been the health and well-being of our associates, customers and communities. In March, we hired a medical consultant to advise us on health and safety and to ensure we have the very best practices in all of our locations. We instituted work-from-home in mid-March, ahead of stay-at-home orders. We closed our stores shortly thereafter and have taken steps to support our affected associates.

We led the industry by implementing best-in-class protective measures at our distribution centers. This includes providing mask, gloves, thermal temperature scanners, staggered schedules, social distancing protocols and nurses on site. By prioritizing the health and safety of our associates, our distribution centers have continued to operate successfully, supporting the acceleration of digital demand.

As stores have reopened, we’ve also led with best-in-class protocols to provide safe and secure stores for both our customers and our teams. This includes a sanitation station and masks for all customers. We have received incredible associates and customer feedback. Reopened stores are performing extremely well and exceeding expectations. This has allowed us to be less promotional than planned to move through store inventory.

Priority number two, protecting our financial strength. We entered 2020 in excellent financial condition. Yet when the pandemic began, we quickly prioritized managing our business for near-term liquidity and cash flow. We took a number of decisive measures to preserve financial strength, which included raising over $400 million through convertible bonds. We ended the quarter with almost $900 million in liquidity. We are confident that this financial position will allow us to successfully navigate through this crisis and emerge with strength.

Before I talk about our third priority, preparing for a new future, I’d like to provide some insights into the first quarter. Online demand was very strong and accelerated with the closure of stores. This speaks to the strength of our brands, strong customer loyalty, and engagement.

Aerie’s performances were nothing short of spectacular. In fact, Aerie’s total demand increased at a double-digit rate in the quarter. You heard that correctly. Despite having stores closed for almost seven weeks, Aerie’s experienced a double-digit demand increase for their total business. More consumers are looking for exactly what Aerie is, a unique brand platform of positivity and acceptance. The team has done an outstanding job. I cannot be more excited about what lies ahead for this rapidly growing brand in a sector ripe with opportunity.

American Eagle has a higher revenue contribution from stores and saw a more pronounced impact from closures in the first quarter; yet the brand saw nice growth in digital demand and gained share in key categories. Internal/external insights confirm that our brand remains top of the mind with our customers. We have opportunities to improve our focus on outbidding, strengthen inventory management, and raise brand profitability, which we had already began addressing even prior to the pandemic. We continue to see a bright future for AE.

AEO’s profit margin in the quarter were impacted by store closures and aggressive liquidation of AE spring and summer merchandise. We will enter the fall season strong and we’ll set new back-to-school merchandise in July. We believe our commitment to offering new collections will be appointed differentiation in the market and a powerful competitive advantage.

Our third near-term priority is preparing for a new future. This event has clearly accelerated the disruption that has been underweight in the retail industry. Bankruptcies and some store closures will continue, which we see as an opportunity to gain share. We will use this event as an inflection point to charter new and more profitable course for the company. Michael will talk about the initiatives we have put in place and how we will further build on our already strong capabilities and maintain industry leadership.

There are many opportunities to continue to expand our brand, solidify AE’s dominance of the jeans market, and capitalizing on Aerie’s incredible momentum. While doing so, we are optimizing inventory management to drive stronger product margins and creating a leading supply chain network. I strongly believe this movement will change our company’s future, and we will not be satisfied by simply returned to our starting point.

In keeping with our culture and strong purpose, I’m very proud of our efforts in giving backs. During the early phase of the pandemic, we quickly sourced and donated over 1 million masks to healthcare workers across our communities, including New York City. Through to AE Foundation and other charitable initiatives, we gave over $1 million across a number of COVID-19 causes, including partnership with America’s Food Fund and Good360. We also established an assistance fund for affected AEO associates.

Now, a few closing words before I turn it over to Michael. Today, I’m very pleased to have Mike Mathias join us in his first earnings call as CFO. Mike has been an effective leader and valuable member of the AEO family for many years. I’m confident he will be a highly successful change agent as we position our brand for the future.

The character of our company and people are shining through at this moment. With the creativity of our teams developing product and marketing, to the tireless efforts of our store associates, to the innovations of our DCs and supply chain, we are moving quickly and taking decisive actions on a daily basis. We’ve already believed in relationships and the importance of treating our associates, customers, communities, and partners with compassion, understanding and fairness. That will pay dividends for us as we all rebuild together.

AEO entered this crisis with a strong balance sheet and two of the most recognized trusted and loved brands of retail. For 43 years, we have successfully navigated through both good and difficult times. I am confident we will emerge from this event even stronger, leaner, more agile and prepared to take market share and grow profits. Although, these have been some of the most challenging days of my careers, I truly believe they could be a catalyst for our company’s best moments.

With that, I will pass you over to Michael.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operations Officer:

Thanks, Jay, and good morning, everyone. This crisis has certainly challenged all of us to work, behave and think differently. I’m incredibly proud of our entire organization. Not only how well we have navigated through the past weeks, but also how we have used this as a pivot point. On numerous fronts, we have moved rapidly to sustain the business and maintain financial health; yet, we have also quickly accelerated initiatives to transform our supply chain, build new digital capabilities, strengthen inventory management, reassess our store fleet and drive the company to a new future.

When stores close, we immediately leaned into our digital channel, which was $1.3 billion business last year. This quickly became the lifeblood of the company. We are all extremely grateful for the dedication and resiliency of our Distribution Center team. They have been truly exceptional. Thanks to their efforts throughout this crisis, fulfillment remained operational as online demand surged. Digital traffic, conversion and transactions rose significantly over last year. Online orders accelerated throughout the quarter with April, the strongest month. This momentum has continued into May, even in markets where we have reopened stores.

The strength of our brands and product offerings has been clearly evident. In the quarter, AEO’s online demand was 33%. After stores closed, demand accelerated to nearly 70% as new online customers more than doubled for both American Eagle and Aerie. In fact, Aerie increased its total new customer acquisitions across all channels at a double-digit rate, while stores were closed. In addition, each brand benefited from previously store-only customers engaging online for the first time.

Our collections of comfortable, soft apparel are in strong demand, high performing categories during the first quarter included AE’s jeans, joggers and fleece, and Aerie’s leggings, fleece, bralettes and even swimmer.

Marketing efforts shifted to social media, where we had great success with AE’s Stay-at-Home Concert Series and virtual prom and Aerie’s positivity challenge and Dan’s videos on TikTok.

As Jay discussed, the health and safety of our associates has always been our top priority. Across our DC network, we implemented the very best-in-class measures early in the crisis. As digital orders accelerated, we also closed each DC for multiple days to allow for enhanced cleanings and sanitization. This resulted in some temporary backlogs.

To help meet strong online demand, we leveraged our ship-from-store capabilities in 250 stores to fulfill online orders. We also accelerated strategic supply chain initiatives, including opening up third-party logistics hubs in Boston and Atlanta. These actions reduced backlogs, which are down from our mid-April peak. The opening of regional fulfillment hubs is part of our supply chain transformation strategy. This is designed to add needed capacity to support future growth, optimize how we manage inventory, reduce delivery costs and speed up delivery time. We see this strategic work as a significant benefit to our customer service and to our profitability.

Much of our investment and focus is on customer-facing initiatives to enable seamless shopping, whenever, wherever and however our customers choose. Earlier this year, we successfully tested buy online, pickup in store, which is rolling out in conjunction with store opening. We have also recently introduced curbside pickup as stores reopen.

During the first quarter, we also launched Afterpay on our U.S. shopping site. Sales through the service have already grown very nicely and carry a notably higher average order value. We will continue to invest in customercentric capabilities, which we believe will become even more relevant in a post-COVID world. As we reopen stores, we are very closely following state and local guidelines and have opened 556 locations to-date.

We are extremely pleased with how these stores are performing. On average, reopened stores are achieving 95% of last year’s sales productivity as we think we are getting more than our fair share of pent-up demand. The team has done an incredible job recreating the customer experience for safety and social distancing, which includes industry-leading protocols, as Jay reviewed. It’s also been very encouraging to see our digital channel remain strong even as stores have opened. Aerie’s digital demand is up more than 100% on a quarter-to-date basis and AE’s has increased approximately 50% compared to last year.

Now, I’d like to quickly touch on sourcing. We continue to leverage our abilities in this area, which is one of the core strengths of our company. Throughout the last year and during this crisis, we have continued to successfully diversify our sourcing exposure away from China.

Our vendor relationships are excellent and we have positioned chase capacity for the back half should we need it. This has allowed us to cut our initial receipts significantly, while still maintaining flexibility for potential upside. We made the decision early on to pay our vendors on time to help their liquidity positions and to be accountable for all of our finished goods and fabric liabilities. We believe that these decisions demonstrated our character and will enable us to secure capacity and maintain a smooth flow of product as we move forward. In addition, we are expecting nice product cost benefits in the back half of the year and into 2021, primarily from lower input costs.

Lastly, the COVID-19 crisis has accelerated changes that were already underway, both in our industry and in our business. We’ve quickly responded and are in the process of establishing updated long-range plans based on the expected new reality.

Thanks, Jay, and good afternoon everyone. 2019 was a year with a number of successes for AE as well as some challenges. Comparable sales increased slightly for the full year led by strength in bottoms, including record jeans sales. Our customer file increased and traffic and transactions were positive across both stores and digital. As we noted last quarter, soft demand in certain tops categories resulted in higher-than-planned promotions. This weighed on our fourth quarter performance.

Our business will look different. We see a path to improving our operating results and overall profitability. We also intend to provide additional transparency into the tremendous value creation opportunities at Aerie. As these plans take greater shape, we will share more details, including multiyear targets.

With that, I will pass the call on to Mike.

Mike Mathias – American Eagle Outfitters, Inc. – Chief Financial Officer: Thanks, Michael. Good morning, everyone. I’m pleased to be here, and I look forward to meeting all of you soon. My first six weeks as CFO have been active to say the least. The COVID-19 pandemic forced us to pivot our 2020 plans from investing for growth to prioritizing liquidity above all else.

Our strong balance sheet and cash flow have allowed us to self-fund our business for many years. However, given the uncertain operating environment, we access debt markets in April to shore up our cash position, enable us to continue to invest for the future. We have been laser-focused on near-term cost savings and cash preservation, while also working on profit improvement initiatives, including inventory optimization and a review of our store fleet.

I’m really proud of what my team has accomplished in such a short period of time. I’ve long believed that talent, hard work and dedication of our people is a competitive advantage and this challenging situation has validated that view.

Needless to say, the first quarter did not play out as we anticipated. Through early March, we were tracking to our plan and expected to have positive results. However, the abrupt closure of stores on March 17 led to a significant revenue decline and had a material adverse effect on margins and earnings. Consolidated revenue declined 38% year-over-year due to store closures. With its larger store base, American Eagle revenue decreased 45% to last year.

Aerie’s performance was extraordinary. Total brand demand increased 12% to last year, reinforcing Aerie’s brand health. Reported revenue declined 2% to last year due to the impact of distribution center backlog that Michael discussed, which will shift sales into the second quarter. Aerie’s first quarter results were also high-quality with promotions well controlled.

For total AEO, we saw a significant increase in digital demand after stores closed, including an acceleration as the quarter progressed. Digital demand, as measured by ordered sales, increased 33% to last year; AE was up 15% and Aerie increased 75%. With the impact of the DC backlog, first quarter digital reported revenue increased 9%. We recognize digital revenue for products that are both shipped and delivered; so these delays pushed revenues associated with first quarter orders into the second quarter.

Our gross profit declined significantly, primarily reflecting the reduction in store revenue, as well as markdowns and promotions as we aggressively cleared through AE spring and summer goods. We also took $60 million of inventory provisions. Due to the sales decline, we experienced buying, occupancy and warehousing pressure as a rate to revenue. Within BOW, we recognized the normal level of rent expense for the quarter; however, we did not pay the majority of our April cash rent.

SG&A expense declined 18%, primarily due to lower store and field compensation as a result of furloughs starting in early April. We continue to offer medical benefits and are paying health insurance premiums for affected associates. We also aggressively reduced controllable expenses once the impact of COVID became apparent mid-quarter.

We have executed $225 million in operating expense reductions versus our plan, primarily in SG&A. Going forward, we expect a better alignment between SG&A and revenue than in the first quarter. We reported an adjusted loss of $0.84 per share in the quarter. Our adjusted EBITDA was a loss of $163 million, compared to income of $96 million last year. We are clearly in extraordinary times, as this was our first quarterly loss since 1997. Excluded from these results is $156 million in impairment and restructuring costs, $110 million of the impact reflected impairments to 272 stores based on lower expectations due to COVID-19. The significant majority of the impaired stores have less than two years remaining on their lease terms. The remainder of the impairment included certain corporate assets and other items. And finally, there was approximately $2 million of restructuring charges in the quarter.

Since the extent of the COVID-19 impact on our business became apparent, our top financial priority has been to protect and strengthen liquidity. In addition to expense reductions and furloughs, we cut inventory receipts. We suspended share repurchases and deferred the payment of our first quarter dividend until 2021.

In addition, we suspended our second quarter cash dividend and at this point, do not anticipate declaring a dividend for the rest of this year. We have meaningfully reduced our capital spending plan for the year and now expect total CapEx of $100 million to $125 million, down from $210 million last year. This spend will prioritize key investments in customer-centric capabilities and supply chain initiatives, which we expect to create significant near and long-term value.

We entered the year with $417 million in cash and short-term investments and no debt. During the first quarter, we drew $330 million on our line of credit and raised $406 million in a convertible note offering, ending the period with $886 million in liquidity.

Keep in mind that our first quarter is typically a cash burn period. Furthermore, the abrupt nature and timing of the COVID-19 impact meant that we had limited ability to reduce cash costs in response to the demand decline from store closures. We should benefit more significantly from our cost savings actions starting in the second quarter.

Revenue from reopened stores has also exceeded our expectations quarter-to-date. We, therefore, anticipate our use of cash in the second quarter will be significantly less than in the first quarter. For the year, we are focused on cash preservation and are incentivizing our teams accordingly.

Our quarter end inventory declined 8%, primarily driven by reductions in American Eagle. We are continuing to clear through AE’s spring and summer goods and expect to enter back-to-school clean across both brands. Inventory optimization is a major priority and an opportunity for improved profit and margin performance. For AE, we have planned more narrow and focused assortments with significant reductions in choice counts and SKUs.

Across brands, we also intend to better align inventory investments with our sales plan and take greater advantage of our supply chain speed to chase into demand.

We ended the first quarter with 1,093 wholly-owned stores. Stores remain central to our go-to-market strategy, but we clearly intend to reassess the optimal physical footprint for each of our brands coming out of COVID. In all likelihood, our future store count and fixed cost base will be materially lower than in the past. We have significant flexibility in our lease portfolio to execute on this change.

At the end of the first quarter, our average remaining lease tenure was under four years and almost half of our leases expire by the end of 2021, including three quarters of our C Mall locations. In addition to enabling closures, we expect this flexibility to strengthen our negotiating position for leases we decide to renew.

Although we are not providing forward guidance, I can share some directional comments. Uncertainty around the pandemic continues and as of today, almost half of our stores remain closed. Additionally, we continue to clear through inventory. These factors will pressure second quarter sales and margins relative to last year. However, stores are reopening strong, while momentum in our digital business also continues. As a result, we expect significant top and bottom-line improvement compared to the first quarter.

Our business is well-positioned to win both during the crisis and as conditions normalize. Our recently fortified balance sheet provides a near-term safety net and enables us to invest in our business, a strategic advantage in a disrupted retail landscape. Our brands remain strong and highly relevant, and our customer facing and supply chain capabilities allow us to provide a best-in-class experience across channels.

Finally, as Jay and Michael have discussed, we see this point-in-time as a natural opportunity to reset the organization and reignite profit flow through. We are accelerating and amplifying, new strategies and goals based on the expected post-COVID reality. As our plan takes form, we will share our long-term strategic priorities, multiyear financial targets and value creation road map with the investment community. You can expect to hear more on this topic later in the year.

With that, we will open it up for questions.

Operator: Thank you. At this time, we’ll be conducting a question-and-answer session. [Operator Instructions] Our first question comes from the line of Oliver Chen with Cowen. Please proceed with your question.

Oliver Chen- Cowen & Company LLC Analyst: Hi, thank you. Good morning. 95% productivity is very impressive. How did you plan inventories and staffing relative to that? And were there differences by region? And how does it help inform what you’re doing for planning in this dynamic situation? Thank you.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operations Officer: Hey, Oliver, this is Michael Rempell. Yeah, what I would say is we’re thrilled, obviously, with the 95%. We feel like our teams did an incredible job preparing to open. We worked very quickly, very aggressively to focus the assortments, create welcome stations, remove fixtures and have a thoughtful plan around fitting rooms and how we handle returns.

We had expected stores to open considerably worse than that. And I would say that the sales productivity we’ve seen pretty consistent across markets. We haven’t really noticed major difference by market. They’ve all opened strong. They’ve all remained pretty strong. We are selling down inventory. And there was a lot of stimulus. There was pent-up demand. We had competitors closed. So there are reasons why it opened strong. But clearly, we’re the strongest store in the mall, and our customers are continuing to come to us.

Oliver Chen- Cowen & Company LLC Analyst: Okay, Michael, and a follow-up, as you’ve been proactive in inventory and planning ahead, the environment isn’t going to be easy. So should we assume merchandise margin pressure as we look forward on a year-over-year basis and also average unit retail pressure? Thanks. Best regards.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operations Officer: Yeah. Thanks, Oliver. Look, we’re not planning merchandise margin pressure or average unit retail pressure. We took pretty aggressive actions, as you can see in the first quarter to get our inventory clean. We’re going to continue cleaning that inventory in the second quarter; so there might be some additional markdown pressure in the second quarter. But really, our focus has been planning inventory conservatively, getting clean fresh assortments coming in for back-to-school fall and holiday, and positioning the business to chase. So, we’ve been very focused on how we can drive merch margin increases that are greater than our sales increases. Chad, Jen and all their teams have done an amazing job, positioning us that way. And the work we did in-sourcing, taking care of our vendors during this crisis, making sure we paid our bills, we owned our liabilities, have really made us the customer of choice. So we feel like we can position inventory conservatively and we could respond in a very strong way in the back half. So we’re not expecting pressure. We’re expecting very positive results.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: We are expecting to be the best looking store in the mall when it comes July. I think we’re the best looking store right now in the mall. But when it comes to back-to-school, there’ll be a big difference between us and our competitors.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operations Officer: Sorry, Jay. And I should add, Oliver, the other thing we are seeing is mark up benefit in the back half. So we see – due to lower commodity costs – energy, cotton, etcetera – we’re seeing markup benefit in back-to-school and increasing benefit as we move into holiday.

Oliver Chen- Cowen & Company LLC Analyst: Thank you very much, very encouraging.

Operator: Our next question comes from the line of Jay Sole with UBS. Please proceed with your question.

Jay Sole – UBS Securities LLC Analyst: Great. Thank you so much. You mentioned – you talked a little bit more about Aerie long-term goals. But can you give us idea of what the Aerie store opening plan looks like for this year? I mean, how much has the pandemic changed that? And maybe what you’re thinking about for early next year at this point to.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Yes. Hi. It’s Jen Foyle. And I hope everyone is safe and healthy during this time; so much going on out there. I look at it as a pivot point for our company, for Aerie in particular. I think the team – I mean our February trend was so exciting. We were really basically where we were in Q4, just an amazing trend line. And obviously with the epidemic and the current crisis, most retailers would slow things down. We actually accelerated.

We have a whole – I mean, coming out of this COVID, there’s so much and so many learnings that have made us smarter, wiser, more cost-efficient. We just have so many great ideas and this team is not slowing down. In fact, we’re accelerating with ideas and newness. I’ll speak to that in a second.

We are still planning on opening up around 25 stores in Aerie. And inside of that, there’s a couple of new ideas that we’re working through, obviously with the current conditions. We have to make sure that those can come to life, but there’s one in the near end that we’re pretty excited about and it couldn’t be more relevant for these times. That’s about to launch in June if everything goes well. It’s a small store concept. I can’t share it right now because it’s special and I will when we really bring this to life, but obviously, like I said, with the current condition.

But that said, I just want to go back to what this team did. Out of the gate, we re-flowed our merchandise, but we also brought in newness. Our customer was demanding newness outside of February and because of the way our cadence and our inventory position, we are able to keep newness, which I think is what set us apart from our competition.

And creatively, we still built all of our lines. We have a spectacular back-to-school delivery. It’s coming in July 14, the teams worked diligently to right-size the merchandising, what we were seeing out-of-the-gate with COVID and what the customer demand was. And I’m telling you, it’s right intact as we get into back-to-school as far what businesses we’re going to really penetrate.

So that said outside of that, we also didn’t walk away from creativity. We had two incredible marketing campaign stuck inside of this. We always do our swim campaign. We had a special one this year dedicated to just how we deal with swim in these environments. And Michael said that we had great swim result.

And our big one was Charli D’Amelio on TikTok. She’s just an amazing influencer. We saw almost 2 billion impressions with that TikTok. And it wasn’t your average TikTok. We created our own song. And I think this is the time when leadership needs to pull-through, and this team certainly did. We didn’t stop at anything from design, merchandising, marketing, planning, and I’m just really proud of the results.

Jay Sole – UBS Securities LLC Analyst: Jen, that sounds all really fantastic. I think heading into before the pandemic, there was a path to improving EBITDA margins for the brand, given the scaling of the business and opening the stores and leveraging a lot of the investments that have been made over the last three years, given the pandemic, it’s maybe distorting some of the margins that we can see. Can you just tell us where you see the margins trending based on what you know about the business today and what you’ve seen over the last couple of months?

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Sure. I’ll let Mike add on to this, but I will tell you, our merch margin was up to last year. Our markdown rates were lower than last year. And it was a healthy margin last year, so very strong. The team pulled back on promotions. We got really creative because of the demand we saw online, we were able to pull back on strategic merchant categories and make sure that we were being as profitable as possible.

So we continue to be accretive to the total company. And you’ll see more down the road, we’re going to share more insight to Aerie as we build this brand out. And now with Mike joining us, he’s very excited to get these results out. So Mike, I don’t know if you have anything to add on.

Michael Mathias – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. Thanks, Jen. I can add on to Jay. Yeah, I think, look, for Aerie, it’s been business as usual, which is amazing. I think digital penetration definitely helped them stem the tide of the pandemic impact. We have plus 12% demand in total and the quarter was amazing.

When you think about EBITDA expansion, I mean, the brands at a revenue point now, really an inflection point where, from an operating leverage perspective, as we continue to see this amazing sales growth, it will drive additional profitability for the company, and that’s what we’re excited about. You’ll hear more about that in our longer-term plan, definitely that are coming. But as it’s approaching $1 billion, it is definitely at a leverage inflection point.

Jay Sole – UBS Securities LLC Analyst: Got it. Thank you so much.

Operator: Our next question comes from the line of Paul Lejuez with Citi. Please proceed with your question.

Paul Lejuez- Citigroup Global Markets Inc. Analyst: Hey. Thanks, guys. I want to go back to the comment you made about looking at the store fleet. Maybe just give initial thoughts about what you think that ultimate store footprint might look like for the American Eagle brand. And then related to that, I think, I wanted to understand the store impairment charge on the 272 stores.

Are you saying that, that number of stores have had a permanent impact – have been materially impacted by closing due to COVID in terms of their cash generating power? And should we think about that number as the number that you have on your radar screen that might ultimately close? Thanks.

Michael Mathias – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. Thanks, Paul. It’s Mike Mathias. I can take that. Look, I think our flexibility in our lease terms right now, pertaining to the real estate question first, our average lease life is less than four years. Half our lease is expiring over the next two years as we’ve talked about in our opening remarks. We think we do, over time here, especially, again, it will be part of our three-year plan that we’ll outline in more detail, but we do expect we’ll have less stores over time. This digital acceleration is something you can’t ignore. We don’t think it’s going to go away. So it’s going to be a combination, we believe, of a smaller fleet and then favorable renewal terms on the leases that we do renew.

As far as the impairment goes on the 272 stores, it’s really about the projections. I mean, those impairment calculations are about future projections. Half of those have less than one year left on their lease term. So when you think about the calculation of the impact of COVID and projecting those future cash flows, we really don’t know, it’s uncertain, but that’s really the basis for that impairment calculation. I don’t think there’s nothing from a risk perspective, we feel – to immediate cash flow, it’s really about projecting those forward.

Paul Lejuez- Citigroup Global Markets Inc. Analyst: Thanks, Mike. And how many of those stores are mall versus off-mall, if you could share that?

Michael Mathias – American Eagle Outfitters, Inc. – Chief Financial Officer: Pretty much I would say most of them, Paul. I don’t have the exact numbers in front of me, but just based on our typical mix, so majority would be mall.

Paul Lejuez- Citigroup Global Markets Inc. Analyst: Got it. Thank you. Good luck.

Operator: Our next question comes from the line of Tiffany Kanaga with Deutsche Bank. Please proceed with your question.

Tiffany Kanaga – Deutsche Bank Analyst: Hi, thanks for taking our questions. Would you discuss in more detail how you are evolving your supply chain and fulfillment capabilities given the demand-driven pressure in the first quarter and what might remain a more digitally-driven business environment?

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operations Officer: Yeah. Hey, Tiffany. This is Michael. Yeah, it’s a pleasure to take that question because we’re really excited about the transformation that we’re going through in supply chain. And last year, we had hired a new Head of Supply Chain and we laid out a multiyear plan to really change our network. So, the plan essentially revolved around using our primary DCs, but then adding multiple layers to our network or to put it simpler to put regional fulfillment centers near major cities, okay?

The idea there is to take inventory out of stores, keep it in these fulfillment centers and be able to be more productive with the inventory by servicing stores same day or next day and having a larger pool of inventory close to customers to be able to fulfill digital needs also the same day or next day and do that while managing costs.

What’s interesting to me is it’s something that if you think about ordering from Amazon or other CPG companies, people have been doing with products for many years, but no one really does that in a meaningful way in the fashion space. In some ways, it reminds me of, in 2012, when we built our omni-channel distribution center. We couldn’t find another example of a fashion retailer that used a single pool of inventory on the scale that we were talking about to service their customers. This is the same kind of thing that we feel like there’s an opportunity to set our company up like a digitally native brand would to be able to put inventory close to customers, manage delivery costs, and improve service levels.

So, we’re excited about it. We had planned to this over a few years. The pandemic and the crisis we’re going through actually forced us to move much faster. But at the end of the day, that’s a good thing, it’s going to drive more capacity, more capabilities, better service, and ultimately lower cost for us. That’s it.

Operator: Our next question comes from the line of Matt McClintock with Raymond James. Please proceed with your question.

Matt McClintock- Raymond James & Associates Analyst: Yes, good morning, everyone. I want to talk about consolidation within the industry, market share opportunities and it sounds like you’re thinking about this as well. How should we think about these opportunities in the timeline for those opportunities, meaning is this something where weaker retailers fall out sooner rather than later or is it something that’s maybe a 2021 story?

And, Jay, maybe given that you have a long history in this industry, can you think back to another time where opportunities like this existed and you were able to aggressively go after them? That’d be helpful. Thank you.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Okay, sure. Going back in time, we had the time in the late 1970s, early 80s when there were like 40% of the different retailers, we’re closing up and department stores we’re closing up left to right. There’s opportunity there.

We look at this as a very advantageous time for us, and we will look at the different opportunities. But at the same time, we believe that within our own brands we have great opportunity to grow between American Eagle, between Aerie. We see that opportunity. We believe that in the denim, which has been the basis of the American Eagle business, that we can really capture bigger market share now; and we planned some very aggressive campaigns in the next couple of months to start.

One thing that I’m most proud of is that 10 weeks ago when this crisis took place, we did not make cuts in our key operation. We kept our design team all intact. We kept our operations team intact. Our DCs worked the entire time through there. The inventory teams, all were intact. Our logistics, our sourcing teams were intact.

And at that time, we looked at it as an opportunity. As Michael was talking about, how can we make things better, certain things we had planned to open nine months from now, we opened in two weeks. Michael was being very common there, but what happened was when we have to move with some of these regional warehouses, they were on their schedule for eight months from now and they did it within in two weeks.

So we make things happen. Our design teams, their creativity during this period – I was amazed, even with the fabrics that they picked out and everything was like very amazing and in the development. So I’m very excited. I think that this summer, we will really differentiate ourselves from the competition.

And at the same time, look, there will be opportunity. You see what’s happening in the marketplace. You see all these different companies that are trouble. The beauty is that our balance sheet is a very clean balance sheet. We’re sitting on $900 million in cash. So when the right opportunity comes, we can act very fast. So we’re very excited.

Matt McClintock- Raymond James & Associates Analyst: And then just as a quick follow-up, the 95%, it sounds like that came in above your own internal expectations. Is the delta between 95% and your own expectations maybe a way to measure market share gains or where did that come from? Was that new customers? Or can you just help us try to think though where the upside came from? Thank you.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Look, on the 95%, we think when things settle down here in this country, it could get back to normal pretty fast. It’s been a challenging time for retailers. Last year, we had to work our way through the tariffs. The year before, we had to work our way through the border tax that was being proposed. We thought we had blue skies ahead of us back in March, and all of a sudden COVID came on so strong.

And then last week, we thought we had blue skies again. And unfortunately, what the company is going through right now, hopefully everybody will pull together and things will get back to normal or whatever the new normal is. And I think that, look, people are – this has been a tough couple of months for the country. I mean, as Americans we’re not used to being quarantine, we’re not used to being that curfewed. And Americans like that realm; they like to be free. And hopefully, everybody will get that feeling back and the country will come together and do the right thing.

Matt McClintock- Raymond James & Associates Analyst: I really appreciate the color. Thank you

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: For acquisitions, both brands and channels have, just like our productivity, have exceeded our expectations. We’ve seen an increase in new customer acquisitions, as well as customers migrating and shopping online with us for the first time during this crisis, both numbers were far above what we had planned them to be.

Operator: Our next question comes from the line of Kate Fitzsimmons with RBC Capital Markets. Please proceed with your question.

Kate Fitzsimmons – RBC Capital Markets Analyst: Hi. Good morning, everyone. This is Jared on for Kate. Thanks for taking our questions. I guess just curious about – with the new layers of the fulfillment services and those extra distribution centers, what’s the right way to think about the SG&A impact from that? And then I guess bigger picture, as stores reopened, how do you think we should be forecasting out that SG&A dollar growth maybe in just like a longer term timeline? Thanks.

Michael Mathias – American Eagle Outfitters, Inc. – Chief Financial Officer: Hey Jared. This is Mike. I can take that. The DC costs or the cost from our 3PL’s, I’m not expecting as those get up and running and ramped up at the transaction level costs will be that substantially different than our own DCs, and that is in our buying occupancy and warehousing costs not on SG&A. So, just making sure you have it in the right bucket there.

As far as stores reopening, I mean, obviously our SG&A dollars being down in the first quarter had a lot to do with stores being closed and the furlough of our associates. We’re really excited to get all these folks back to work here in the second quarter. But, as we said, only about half our stores were reopened as of today. So from a cost perspective, we’re still going to see a benefit in the second quarter as that continues, that ramp up continues between, this month and through July.

In general right now, in the second quarter, as we pivoted on cash preservation mode and start to look at our controllable discretionary expenses for the balance of the year, the second quarter is where we will see some of those other benefits of some of those costs that are even outside of stores.

Right now in our plans, dollars are down for the year and we expect them to be down for the year even in the back half, some of that’s going to have some variable nature to it as we see how sales materialize, which is definitely still uncertain. So from a leverage or deleverage or just a rate of sale perspective, I think the top line is really going to dictate that. But as of right now, our plans have dollars down for the year.

Kate Fitzsimmons – RBC Capital Markets Analyst: Thanks guys.

Operator: Thank you. Our next question comes from the line of Janet Kloppenburg with JJK Research. Please proceed with your question.

Janet J. Kloppenburg – JJK Research Analyst: Good morning, everyone. And congrats on the progress being made and all the good work being put in place. I wanted to ask Chad, if you could talk a little bit about the American Eagle assortments read last time we saw your chat and January, you were a little concerned near term about the top assortments. And I was just wondering what changes have been made and what your view is about progress there?

And for Jen, given the momentum of new business, I was wondering if you could talk about your inventory levels and your ability to fulfill in the second quarter? And lastly, just for Jay, as we look forward into the second half, what your view would be on the outlook for comp store productivity improvement in light of what might be a challenging macro environment? Thank you.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: So, we are – obviously a difficult time to redirect trend lines but as I think you’ve heard through this whole call, we’ve been really pleased with the resilience of our customer and the demand for the brand. And we have seen –even going into the stores closing, we started to really see the turnaround that I was looking for in women’s tops.

And we continue to see strength in that category, even in this time. And then we’re starting to see some of that also take shape in men.

So we’ve really taken – you’ve heard from this whole team, we’ve really taken the last 10 or 12 weeks to focus on our future strategy, to make sure that we have the best manners going into fall. We’ve been liquidating a lot of the seasonal merchandise with the intention of exciting our customers with clean new goods heading into fall. And I couldn’t be more excited about the jeans assortment. As you know, we work all year to make sure that we’re going to have the best jeans every back-to-school. And with the Women’s Dream Jeans and men’s AirFlex plus,

I’m confident that the customer will respond positively there.

And then in tops, we’ve really worked hard to focus on what’s right in this environment and making sure that we have the softest tops that were focused on key items, that those items outfit back – perfectly back to our jeans, where demand has remained strong.

And so, both in men and women’s, we thought we’re seeing strong momentum in those category. And we were really confident in the newness that we’re delivering for back-to-school. So there’s still uncertainty as to how the business will play out through the fall. But as Michael said, our intention is to drive profitability above the sales line, with focused assortments, focused inventory and great newness for our customers.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Our inventory, they’re right in line where we should be, considering some of our non-comp stores as well. In fact, as we open up some of our new stores. We have about 77 stores that are about to open today, again, depending on what’s happening out there. But, in total, we’ll have about 77. We’ve been gradually opening up in non-risk area. But going back to the inventory, when I say that, even some of those stores, because they’ve been filling box demand as well, they’re looking for more inventory, so we have – we’re right in line.

Our clearance levels are down, our presentation levels are up in a very healthy way, based on that flow strategy I talked about. Again and thinking about the non-comp stores and what our inventory looks like. We’re right in line and we have been actually pulling in inventory for demand – for direct.

I didn’t mention this on my prior response, but we also have a Summer pre-delivery that’s coming in. That’s phenomenal. It’s an amazing delivery. I couldn’t be more excited about it. Direct needs it right now. And, yeah, I think, you’re going to see on the go forward, we’re going to be right in line. I mentioned, I love where our markdown rates came in, down to last year. Our margins came in higher than last year, which is obviously an indicator of the health of our business. So, yeah and the only thing I would add on is, as we pushed out – we did push out some receipts to make sure we were being responsible as we didn’t know what the environment was going to look like as we opened-up stores. Because of some of the businesses and how well they’re doing, we actually have been using our liabilities up as well. So, we’ve gone back out and purchased back into a lot of our receipts for the back-to-school house, again, in a very healthy and responsible way.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Hi, Janet. This is Jay. You asked me a question. It’s a – personally, I think our merchandise for American Eagle and Aerie look great for back-to-school and for the holiday season that I’d seen so far. I mean really looks outstanding, so I’m very optimistic. My goal is that our cash positions should get back to where it was last year before we took on the additional debt. That’s number one goal, but at the same time, I’m the just hopeful and I’m praying that this COVID-19 doesn’t grow anymore and the country could get back to a more stable.

Assuming all that happens, we are very optimistic, but I learned one thing in the last 10 weeks. Things change fast. It goes up; it goes down. You have to be agile, you have to be flexible and you have to be able to adjust right away. And one thing I’m proud is that my team, our team, our company did adjust right way. So, when the crisis took place, we formed a task team right way.

I can’t emphasize the task team that we put together right away and how on a daily basis, we had updates and we were the first back in the mall — the first week, the first thing we did was to protect our associates immediately, how do we make it safe for everybody and now we knew that things may not be normal, how do we rearrange our stores; and in that first week, we had teams out when the malls were closed, playing and rearranging the stores to figure out what does it take to make our associates safe and the customer safe.

So, we have to have that flexibility. So, I learned one thing. Whatever plans I make, got to change it right away. We got to be very flexible. We have a great team that’s really a nimble and here we’re having this call right now and we’re in five, six different places.

And we haven’t seen each other in person. We’re seeing each other every day on the Zoom. Thank God we have this great technology. Without this technology, we couldn’t operate the company the way we are. Thank God for the technology and thank God for the team that we built that we do have this technology.

So, I’m very optimistic that we have the right team.

Operator: Thank you. Our next question comes from the line of Susan Anderson with B. Riley FBR. Please proceed with your question.

Susan Anderson – B. Riley FBR, Inc. Analyst: Hi, good morning. Thanks for taking my questions. Nice job managing the quarter. I was curious, have you seen any of the demand change in terms of the product categories as consumers come back into the stores and things starting to open up. Are you seeing at all a shift into other products besides the lounge and comfy and activewear?

And then I’m curious have you seen any of those new customers actually come into the stores just yet? And then, Mike, one question for you just on the gross margin, how are thinking about the second quarter? Are you expecting significantly worse promotions in the environment out there? Thanks.

Michael Mathias – American Eagle Outfitters, Inc. – Chief Financial Officer: Hi. Yeah, in American Eagle I think it’s important to realize that even while stores were closed across, we’ve seen terrific demand across jeans and shorts and some of the categories that – when you read the articles out there, they say people aren’t buying, but they’ve been buying from us. And with stores reopening and with the weather breaking, we’ve seen terrific demand across short.

So, I think looking demand across the full assortment, we did see especially strong demand and some of the nets and sort of more lounge, or more at-home type apparel. And so we will make sure that we have a good balance going into back-to-school on fall.

But we are seeing strong demand even across our constructed clothes, which I think just speaks certain things of our genes, and our shorts really speaks just to the fact that we have the most innovative most comfortable product out there, you can lounge, or be on your Webex calls from a pair of leggings, or you can be just as comfortable on a pair of leggings from American Eagle, and I think that’s something our customers recognize and something they’ll still come to us for.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Yeah, I can follow-up with the gross margin question. So, Susan, I think really when the pandemic started, we obviously went right to liquidation mode, our number one goal being clean as we get through summer and the back-to-school, as we said. So our assortments are seasonally appropriate.

As we’ve exceeded our plans, and one with the digital acceleration and getting through units really through the first quarter and then the next continued in May, we’ve actually been able to increase our AURs and be less promotional so far in the second quarter.

We can’t predict a promotional environment in total for the remainder of the last couple of months in Q2, but right now, we see our plans that we don’t think gross margin is going to be anywhere near the 5% that we reported in the first quarter. I mean, you can imagine that having the pivot mid-March combination of liquidate goods, store revenue exceeding – the decline from last year exceeding over $300 million in the first quarter. And then the inventory provision of $60 million that we took in the quarter was really all resulted in that 5%, we did not see that being anywhere near that low in the second quarter.

That’s not the only thing that’s consistent is that we expense our normal level of rent in the first quarter. We’ll do that again in the second quarter, but both top line growth, we expect to significantly exceed Q1. And then there’s other components, any inventory provision if there is, one, will be definitely lower than that $60 million. And right now, based on what we’re seeing on our week-to-week plans, we don’t expect a lot of margin pressure right now in the second quarter.

Judy Meehan - American Eagle Outfitters Inc. – VP, IR: Okay. Melissa we have time for one more quick question.

Operator: Thank you. Our final question will come from the line of Kimberly Greenberger with Morgan Stanley. Please proceed with your question.

Kimberly Greenberger – Morgan Stanley & Co. LLC Analyst: Great. Thank you so much. I had a follow up question on inventory. And I understand that there was a very prudent write-down in the dollars on the balance sheet. But if you could comment on the unit growth year-overyear at the end of Q1, that would be helpful?

And then in terms of the SG&A cuts, could you just help us understand what an annualized SG&A savings might be in terms of the actions that you’ve taken over the last three months. If you can quantify the permanent savings in SG&A as opposed to those that are temporary and related to the store closure that will come back into the P&L once stores reopen that would be helpful. Thanks so much?

Michael Mathias – American Eagle Outfitters, Inc. – Chief Financial Officer: Thanks, Kimberly. I think I’ll handle the SG&A question first. As prepared or said in our opening remarks, we executed about $225 million of overall reductions to our full year plans to this point majority of that was SG&A and yes it’s a mix of fixed and variable expenses obviously store furloughs and continued savings in the second quarter around store related costs, we continue to open stores in the second quarter. So those pieces were somewhat temporary, but there are other areas, when we kick into cash preservation mode for the rest of the year, really starting the second quarter and through the balance those efforts on other controllable and discretionary expenses are things that will be permanent.

I’d say, I think there’s a balance of what’s fixed and variable out there now, really no expense is sacred in our mindset. So I think as we look forward to these backup plans, I don’t want to put a percentage to it, but definitely elements of that $225 million that will be, will carry forward beyond, beyond this year.

And from an inventory perspective, the question if it was a unit at the end of the quarter? I guess the way of maybe I’ll answer that is, inventory was down at the end of the quarter, we’re down 8% on a cost basis. Our plans go forward have us down in the low double-digits from here. That’s our projection for the end of the second quarter right now and then as we set up plans for the back half, we are going to be in chase mode just because of the uncertainty of our topline results right now and everybody out there saying the same thing about not having a crystal ball and predicting what that’s going to look like, but we’re setting up, cost receipts to be down in that same low double digit range with the ability to chase.

So I think we’re setting ourselves up to intelligently and strategically to chase the business as we see it come in the back half and not being overly bullish, but as Jay said, we do believe there’s some market share opportunity out there we’re looking at advantageously. And we’re setting up the flow of our inventory to chase it versus setting ourselves up in a risky situation.

Judy Meehan - American Eagle Outfitters Inc. – VP, IR: All right, thank you everybody that concludes our call today, we’ll be around for follow ups throughout the day. Thanks. Bye, bye.

Operator: Thank you. This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation. And have a wonderful day.